As filed with the Securities and Exchange Commission on June 18, 2015	Registration No. [ ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

One Horizon Group, Inc.
 (Exact name of Registrant as specified in its charter)

Delaware	7372	46-3561419
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

T1-017 Tierney Building, University of Limerick, Limerick, Ireland.
+353-61-518477
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Copies to:

Louis E. Taubman, Esq.
Hunter Taubman Fischer LLC
1450 Broadway, 26th Floor
New York, NY 10018

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.   See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)(3)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock		$	$(3)	$(3)
Warrants			(3)	(3)
Units			(3)	(3)

Total			$15,000,000	$1,743

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits or stock dividends which occur during this continuous offering.

(2)
The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act..

(3)	Not required to be included in accordance with General Instruction II.D. of Form S-3.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.

SUBJECT TO COMPLETION, DATED  JUNE 18 , 2015

PROSPECTUS

One Horizon Group, Inc.

$15,000,000
Common Stock
Warrants
Units

We may offer from time to time shares of our common stock, par value $0.0001 per share (the “Common Stock”), warrants, and units comprised of Common Stock and warrants in any combination.

The aggregate initial offering price of the securities that we offer will not exceed $15,000,000. We will offer the securities in amounts, at prices and on terms to be determined at the time of the offering. We will provide the specific terms of the offerings in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement. We may offer securities through one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

Our Common Stock is quoted on the NASDAQ Capital Market under the symbol OHGI. Prior to July 9, 2014, our Common Stock was quoted on the OTCBB under the symbol OHGI. Prior to January 31, 2013, our Common Stock was quoted under the symbol ICMC. On June 15, 2015, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $4.69 per share.
For general information about the distribution of the securities offered by us, please see the “Plan of Distribution” section of this prospectus.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is  June 18 , 2015.

 ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under the shelf registration process, we may offer shares of our Common Stock, warrants or units of Common Stock and warrants at any combination with  an aggregate initial offering price of up to $15,000,000 from time to time under this prospectus at prices and on terms to be determined by us.

This prospectus provides you with a general description of the Common Stock. Each time we sell such shares, we will provide a prospectus supplement (and, if applicable, a pricing supplement) that will contain specific information about the terms of that offering. The prospectus supplement (and any supplement) may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus (including the information incorporated by reference herein) and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described herein under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

We have notauthorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell or soliciting an offer to buy our securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

We are offering to sell, and seeking offers to buy securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the Common Stock, warrants or units in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities, and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise stated, in this prospectus and any prospectus supplement, the “Company,” “we,” “us,” and “our” refer to One Horizon Group, Inc., a Delaware corporation and its subsidiaries.  Unless otherwise indicated, currency amounts in this prospectus and in any application prospectus supplement are sated in U.S. dollars.

ITEM 3. SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHANGES

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our Common Stock, and our financial statements and related notes beginning on page 31 and 37, respectively. Unless the context requires otherwise, the words the “Company,” “One Horizon” “we,” “us” or “our” are references to the combined business of One Horizon Group, Inc. and its consolidated subsidiaries.  References to “Horizon Globex” are references to our wholly-owned subsidiary, Horizon Globex GmbH; references to “Abbey Technology” are references to our wholly-owned subsidiary, Abbey Technology GmbH; References to “China” or “PRC” are references to the People’s Republic of China.  References to “RMB” are to Renminbi, the legal currency of China, and all references to “$” and dollar are to the U.S. dollar, the legal currency of the United States. All market and industry data provided in this prospectus represents information that is generally available to the public and was not prepared for us for a fee. We did not fund nor were we otherwise affiliated with these sources and we are not attempting to incorporate the information on external web sites into this prospectus. We are only providing textual reference of the information of market and industry data and the web addresses provided in this prospectus are not intended to be hyperlinks and we do not assure that those external web sites will remain active and current.

Special Note Regarding Forward-Looking Statements

This report contains forward-looking statements and information that are based on the beliefs of our management as well as assumptions made by and information currently available to us.  Such statements should not be unduly relied upon.  When used in this report, forward-looking statements include, but are not limited to, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and similar expressions, as well as statements regarding new and existing products, technologies and opportunities, statements regarding market and industry segment growth and demand and acceptance of new and existing products, any projections of sales, earnings, revenue, margins or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements regarding future economic conditions or performance, uncertainties related to conducting business in China, any statements of belief or intention, and any statements or assumptions underlying any of the foregoing.  These statements reflect our current view concerning future events and are subject to risks, uncertainties and assumptions.  There are important factors that could cause actual results to vary materially from those described in this report as anticipated, estimated or expected, including, but not limited to: competition in the industry in which we operate and the impact of such competition on pricing, revenues and margins, volatility in the securities market due to the general economic downturn; Securities and Exchange Commission (the “SEC”) regulations which affect trading in the securities of “penny stocks,” and other risks and uncertainties.  Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward- looking statements, even if new information becomes available in the future.  Depending on the market for our stock and other conditional tests, a specific safe harbor under the Private Securities Litigation Reform Act of 1995 may be available.  Notwithstanding the above, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) expressly state that the safe harbor for forward-looking statements does not apply to companies that issue penny stock.  Because we may from time to time be considered to be an issuer of penny stock, the safe harbor for forward-looking statements may not apply to us at certain times.

Our Company

We develop and license software to telecommunications operators through our wholly-owned subsidiaries Horizon Globex GmbH and Abbey Technology GmbH, each incorporated under the laws of Switzerland (“Horizon Globex” and “Abbey Technology,” respectively).  Specifically, Horizon Globex and Abbey Technology develop software application platforms that optimize mobile voice, instant messaging and advertising communications over the internet, collectively, the “Horizon Platform.” Our proprietary software techniques (“SmartPacket™”) use internet bandwidth more efficiently than other techniques that are unable to provide a low-bandwidth solution.  The Horizon Platform is a bandwidth-efficient Voice over Internet Protocol (“VoIP”) platform for smartphones and tablets, and also provides optimized data applications including multi-media messaging and mobile advertising.  Using our SmartPacket™ platform, we have been able to significantly improve the efficiency by which voice signals are transmitted by radio over the Internet resulting in a 10X reduction in mobile spectrum required to transmit a VoIP call. We license our software solutions to telecommunications network operators and service providers in the mobile, fixed line, cable TV and satellite communications markets.  We are an ISO 9001 and ISO 20000-1 certified company with assets and operations in Switzerland, Ireland, the United Kingdom, China, India, Russia, Singapore and Hong Kong.

The Horizon Platform delivers a turnkey mobile VoIP solution to telecommunications operators.  We believe that the technology underlying SmartPacket™, is the world’s most bandwidth-efficient VoIP technology.  Our VoIP platform allows voice calls over the Internet that use as little as 4kbps of data compared to around 48kbps offered by other optimized VoIP platforms, thereby enabling voice communications over limited bandwidth and congested cellular telecom data networks including 2G, 3G and 4G.  The kbps rates above include bi-directional voice communication including IP overhead.

 History and Background

(1)	Share Exchange

On November 30, 2012, the Company (then known as Intelligent Communication Enterprise Corporation, referred herein below as “ICE Corp.”), and One Horizon Group PLC, a public limited company incorporated in the United Kingdom (“One Horizon UK”), consummated a share exchange (the “Share Exchange”), pursuant to which ICE Corp. acquired One Horizon UK stock from its then existing shareholders in exchange for 29,755,794 shares of ICE Corp.’s common stock. Upon completion of this transaction, the shareholders of One Horizon UK controlled approximately 96% of the outstanding stock of ICE Corp. and One Horizon UK became a subsidiary of ICE Corp. The transaction has been accounted for as a reverse acquisition, whereby ICE Corp. is the legal acquirer and One Horizon UK is the legal acquiree and accounting acquirer. On December 27, 2012, the Company changed its name to One Horizon Group, Inc.

To record the accounting effects of the reverse acquisition, the assets and liabilities of One Horizon UK (the accounting acquirer) are recognized and measured at their precombination carrying amounts. The assets and liabilities of ICE Corp. (the accounting acquiree) are recognized and measured consistent with accounting for business combinations, including recognition of fair values, effective as of November 30, 2012, the date of the Share Exchange transaction.

(2)	History of ICE Corp before the Share Exchange

ICE Corp was incorporated in Pennsylvania in 1972 as Coratomic, Inc. It changed its name to Biocontrol Technology, Inc. in 1986; BICO, Inc. in 2000; Mobiclear Inc. in 2006; and Intelligent Communication Enterprise Corporation in 2009.

Prior to the Share Exchange, ICE Corp had two operational businesses: Modizo, and Global Integrated Media Limited (GIM). The Modizo business consisted of a celebrity blogging application, while the GIM business consisted of custom publishing, advertising design, brand building, media representation, website design and development and market research programs. These operations had employees and expenses, and generated gross revenue of roughly $205,000 for the nine months ended September 30, 2012.  As the GIM and Modizo businesses did not fit within the Company’s business plan after the Share Exchange, both operational businesses were sold on December 31, 2012 for the return of 70,000 shares of the Company’s Common Stock held by the purchaser, which had a fair value of $420,000.

(3) One Horizon UK

One Horizon UK, was incorporated in the United Kingdom on March 8, 2004. Prior to the Share Exchange, the consolidated financial statements of One Horizon UK for its fiscal years ended June 30, 2012 and 2011 consisted of two main business segments: (1) the Horizon Globex business segment including  One Horizon UK and two of its subsidiaries, Abbey Technology and Horizon Globex;  and (2) the Satcom Global business segment. However, the Satcom Global business was sold on October 25, 2012 as it became unprofitable. One the same day, Abbey Technology sold certain satellite billing software utilized in the Satcom Global business to the same purchaser. The entire purchase price for the software was paid by means of an offset against amounts owed by Abbey Technology and its affiliates to Satcom Global FZE, an entity acquired by the purchaser in connection with the purchase of the Satcom Global business.

(4)  Current Shareholding Structure of the Company

Global Phone Credit Ltd, incorporated in Hong Kong on December 15, 2012, is a wholly subsidiary of the Company.  One Horizon Group Pte Ltd, incorporated in Singapore on November 28, 2012, is a wholly owned subsidiary of One Horizon UK.  One Horizon Hong Kong Ltd is a wholly-owned subsidiary of the Company, and was formed in 2012. One Horizon Hong Kong Ltd currently holds the Company’s 75% equity interest in Horizon Network Technology Co., Ltd., a subsidiary incorporated in China during 2013.  Horizon Globex Ireland Ltd, an Irish company incorporated on August 7, 2013, is a wholly owned subsidiary of the Company.

In addition to the subsidiaries listed above, Suzhou Aishuo Network Information Co., Ltd (“Suzhou Aishuo”) is a limited liability company, organized in China and controlled by us via various contractual arrangements. Suzhou Aishuo is treated as one of our subsidiaries for financial reporting purpose in accordance with generally accepted accounting principles in the United States (“GAAP”).

(e) Reverse Stock Split, Change of Domicile Change of Fiscal Year and Change in Contractual Billing Arrangements

On August 29, 2013, our 1-for-600 reverse stock split became effective for purposes of the securities markets.   As a result of the reverse stock split, our issued and outstanding shares of Common Stock decreased from approximately 18.9 billion pre-reverse stock split shares to approximately 31.5 million post-reverse stock split shares.

In addition, our change of domicile from Pennsylvania to Delaware became effective on August 26, 2013.  The change of domicile had also been approved by the Board of Directors and by shareholders at our Annual Meeting held on August 6, 2013.

Additional information regarding the reverse stock split and change of domicile can be found in a definitive information statement on Schedule 14C filed with the Securities and Exchange Commission on June 26, 2013 and which was mailed to all shareholders of record as of July 5, 2013.

On February 13, 2013, we changed the Company's fiscal year end from June 30 to December 31. As a result of this change, the Company filed transition report on Form 10-KT on May 13, 2013 to include the financial information for the six-month transition period from July 1, 2012 to December 31, 2012 (the "Transition Period").

During the last quarter of 2014, we negotiated with some tier-2 customers to change the contractual billing arrangements from fixed price for licenses and maintenance services supplied, to a revenue share arrangement where we receive a percentage of all future revenue generated by the customers from services to their subscribers using the Horizon platform. In the medium to long term, this is expected to generate recurring income over a long term especially with customers operating in niche areas with limited subscriber numbers with high Average Revenue Per User.

Recent Developments

(a)	Business Operation

In February 2015, we announced  the rollout of our platform in China, brand named Aishuo.  This rollout entails multiple strategies including advertisements, search engine optimization, press releases, event marketing, business-traveler direct marketing, as well as other on and off-line promotions as well as leveraging the brand new One Horizon Sponsored-Call platform.  Brand building and technology awareness activities will start in App Stores, Internet forums and social media outlets immediately and will run indefinitely. The Aishuo product has just been delivered to major stores in China app marketplace including Baidu’s 91.com and Baidu.com, the Tencent App store MyApp.com, 360 Qihoo store 360.cn and the every growing Xiaomi store mi.com. The Aishuo smartphone app is expected to drive multiple revenue streams from the supply of its value-added services including the rental of Chinese telephone phone numbers linked to the app, low cost local and international calling plans and sponsorship from advertisers.  Subscribers can top up their app credit from major online payment services in China including AliPay (from Alibaba), Union Pay, PayPal and Tenent’s WeChat payment service. The service, branded SmartCall, will be available in Google Play later in the year. This service rollout represents yet another tier 1 mobile carrier deployment in Asia. According to a study from Australian market research company Roy Morgan Research, the amount of smartphone ownerships doubled from 12% of the population to 24% in Indonesia during March 2012 to March 2013, which are approximately 60 million.

In addition to the developments in the rollout of Aishuo smartphone app brand in mainland China, we have commenced our penetration into Latin American market by signing a Horizon license contract with a regional operator. We consider Latin America a huge and growing market for mobile apps as    Latin America growth is forecast to be in line with the global average and is also forecasting very significant VoIP revenues growing to $12.8bn by 2018 according to Vision Gain VoIP Market Forecast (https://www.visiongain.com/Report/1107/The-Voice-Over-Internet-Protocol-(VoIP)-Market-2013-2018).

During the first quarter of 2015 and as of the date of this registration statement, our major three tier-1 carriers are progressing with their rollouts as planned:

●
Smart Communications, Inc. in the Philippines continued its rollout of the Horizon App branded LinkPlus. It has installed this service in over 125 vessels to date and observed significant growth on the data consumption and voice over IP call revenues from its solution.

●	Singapore Telecommunications continued its rollout of the Horizon App branded AIO Mobile and has commenced the first phase of its marketing activities around this Over-The-Top "OTT" solution.

●	Smartfren Telekom Tbk in Indonesia continued its rollout of the Horizon App branded SmartCall and has commenced the first phase of its marketing activities around this Over-The-Top "OTT" solution.

In 2014 the Company has negotiated with some tier-2 customers to change the contractual billing arrangements from fixed price for licenses and maintenance services supplied, to a revenue share arrangement where the Company receives a percentage of all future revenue generated by the customers from services to their subscribers using the Horizon platform. In the medium to long term this is expected to generate greater recurring income over a longer term especially with customers operating in niche areas with limited subscriber numbers with high Average Revenue Per User.

In December 2014, Tier 1 Telecom operators, including Smartfren Telcom, Tbk in Indonesia, made  One Horizon software available to customers as a standard feature upon activation of devices. This gives users the ability to acquire a free virtual SIM, a unique identifier that allows for calls from ‘application to application’ or ‘application to landline/mobile phones’, by simply registering the App.  Having the App on the device eliminates the step of the user needing to seek out and download the App.  It is anticipated that Smartfren Telcom will target to pre-install the smartcall app in more than 4 million units of their Andromax phones in 2015.

During the three months ended September 30, 2014, our One Horizon mobile VoIP app was added by SingTel to their existing One Horizon software platform for mobile satellite services.  SingTel is Asia's leading communications group with over 500 million mobile customers in 25 countries, including Bangladesh, India, Indonesia, the Philippines and Thailand.

SingTel AIO Connect is a comprehensive unified communications service for both business users and crew onboard ships. It enables instant messaging, email, Internet surfing, Voice-over-IP (VoIP) and voicemail in a single, integrated application. This service has already succeeded in bringing optimized VoIP, Messaging over IP and compressed Internet surfing to SingTel's mobile satellite subscribers connected using mobile Internet over satellite; the toughest of all mobile Internet environments. This mobile VoIP app can be downloaded from the Apple App Store and Google's Play Store.

Our optimized software platform is being used by a pre-paid VoIP Smartphone application launched by Smart Communications, Inc, (“Smart”). Smart is the Philippines' leading wireless services provider with 57.3 million subscribers on its GSM network as of end-June 2013. Smart rolled out its smartphone mobile app, branded Link Plus, as a pre-paid Over The Top ("OTT") Android App that is available to download from the Google Play Store. Once Link Plus is installed on the smartphone, the user's app will receive a new Virtual SIM Filipino telephone number from Smart.

We believe that winning new business with SingTel and Smart demonstrates the acceptance of our carrier-grade technology by tier 1 operators, especially in Asia.

During 2014 fiscal year, we commenced the first phase of its infrastructure rollout in six cities in China: Tianjin, Beijing, Chongqing, Changchun, Nanjing and Shijiazhuang.  These initial locations will connect to the national telephone network to commence the commissioning of the VoIP service in China, brand name Aishuo.  To date, we have successfully installed eight servers in  support of Chinese smart phone app with interconnecgs to the ALiPay and UnionPay credit card and micro-payments services in China.   The smart phone app will be able to provide various optimized internet value added services to its mobile subscribers including but not limited to voice and social media services including text, picture, video and geo-location messaging. These value added services are made possible through the creation of a "Virtual SIM" and One Horizon's proprietary communication software, an industry first. Combined with One Horizon's location aware mobile advertising services, the Aishuo branded smart phone app is expected to drive multiple revenue streams from the supply of its value-added services. The service will seek to acquire 15 million new app subscribers for the smartphone app over a two-year period and expects to achieve industry average revenues per user (ARPU) for similar social media apps.

We continued building up the Chinese core network rollout.  The Global Exchange (network control center) was placed in a high availability Data Center in Shanghai and eight (8) Horizon line servers were connected to the telecommunications network.  This level of rollout allowed us to issue a preliminary Android Application (App) to a group of Chinese students in Nanjing for them to evaluate the user Interface and the core features of our optimized smartphone App.  Based on this feedback the research and development teams in Ireland and China made some adjustments to the Application look and feel service to accommodate this target user community.

On November 4, 2013, we announced that we have further expanded our software suite of products by embedding a GPS location and tracking service into our smart phone App; the service is designed to work in conjunction with its advanced mobile App advertising service.

On September 17, 2013, we opened a new software research and development office in the Nexus Innovation Centre on the campus of the University of Limerick in Ireland employing 3 software engineers. This on campus R&D office is focused on the research of the core software architecture as opposed to the mobile application developments and a lot of engineering and academics surrounding is required. We believe we will benefit from Irish Software Foundation’s creative thinking and further advance ourselves in research of our unique mobile VoIP solutions.

On July 29, 2013, we announced the release of our voice over IP (VoIP) technology as a software-library for smartphone App developers.  The Horizon software library allows smartphone app developers to integrate the Horizon VoIP optimizations with their current and their future apps.  Apps such as on-line gaming can now carry the gamer's voice in a high-quality and reliable way especially while on wireless networks such as 3G, bringing a new level of mobility to games that benefit from voice communications. Another use for the library is in the plethora of existing VoIP apps that currently employ inefficient SIP protocols. App-based gaming developers can now upgrade their users' voice-communication experience by deploying Horizon and integrating the Horizon software library in their apps.

On May 20, 2013, we announced the launch of new social networking features in its Horizon Call app on Android, enabling service providers to further differentiate themselves from over-the-top ("OTT") players by offering innovative, integrated mobile Voice, Messaging and Advertising services over Internet Protocol ("IP").

(b)	Offering and Market Related

On December 22, 2014, we closed a private placement of $3,500,000 (the “Closing”) in reliance upon the exemption from securities registration afforded by Regulation S (“Regulation S”) as promulgated under the Securities Act of 1933, as amended (the “December 2014 Offering”). In connection with the Offering, we issued to an investor (the “Investor”) a convertible debenture that is convertible into 1,555,556 shares of Common Stock, Class C warrant to purchase 388,889 shares of Common Stock and Class D warrant to purchase 388,889 shares of Common Stock. Furthermore, the Investor received  additional consideration in the form of a performance warrant to purchase up to 450,000 shares of Common Stock based on our annual reported subscriber numbers, twenty four (24) months after the Closing, as is reflected in our Annual Report on Form 10-K for the year ending December 31, 2016 (the “2016 Form 10-K”), if we fail to achieve 15.0 million subscribers at that time. In addition, the placement agent in the Offering received placement agent warrant, Class C warrant and Class D warrant to purchase 62,222, 15,556 and 15,556 shares of Common Stock, respectively; and a cash fee of $280,000.

In July 2014, we closed a private placement of $1,000,000  for a total of 10 units at a purchase price of $100,000 per unit, each consisting of, (i) 17,094 shares of our  Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share ( the “Series A Preferred Stock”), initially convertible into 17,094 shares of Common Stock, and (ii) 10,000 Class B Warrants ( the “Class B Warrant(s)”), each exercisable to purchase 1 share of Common Stock at an exercise price of $4.00 per share (the “July 2014 Offering”). The July 2014 Offering  was completed in reliance upon the exemption from securities registration afforded by Regulation S.

Our Common Stock commenced trading on the NASDAQ Capital Market on July 9, 2014 under the same ticker symbol "OHGI".

In February 2013, we closed a Reg. S offering whereby we issued an aggregate of 806,451 shares of our Common Stock and a three-year warrant to purchase 403,225 shares of our Common stock at an exercise price of $7.44 per share for a total consideration of $6,000,000 ( the “February 2013 Offering”). In August 2013, we amended the offering with the investor in the offering whereby we reduced the exercise price of the warrant from $7.44 per share to $5.94 per share. In addition, the expiration date of Class A warrants was extended an additional 12 months.

(c)	Corporate Governance

On November 10, 2014, as one of our continuous measures to improve our internal controls and procedure over the financial reporting and disclosure, our Board of Directors adopted a tracking form which was designed to track related party transactions. Following adoption, management will review and pre-approve related party transactions and submit the tracking form to the Board for review and ratification on a quarterly basis.

On July 28, 2014, we appointed Brian Collins the Chief Executive Officer of the Company. Mr. Collins is the co-inventor of the Horizon Platform, and has over 20 years’ experience in the technology sector with a background in software engineering. Mr. Collins brings experience in founding and operating technology companies along with his extensive knowledge of software engineering.

Principal Executive Office

Our principal executive offices are located at T1-017 Tierney Building, University of Limerick, Limerick, Ireland., Tel 353-61-518477.

Risk Factors

The securities offered by this prospectus are speculative and involve a high degree of risks associated with our business.

The Offering

Common Stock being offered by us	Shares of our Common Stock, warrants or units of Common Stock and warrants in any combination having an aggregate offering price of up to $15,000,000.

Common Stock outstanding	32,933,209 shares as of June 15 , 2015

Common Stock outstanding after the Offering
Up to 36,131,503 shares (as more fully described in the notes following this table), assuming we are offering shares of Common Stock at an offering price of $4.69 per share, which was the last reported sale price of our common stock on The NASDAQ Capital Market on June 15, 2015. The actual number of shares issued will vary depending on the sales price and terms of the offering. We will provide specific terms of the offering in the supplements to this prospectus

Manner of offering	Undetermined. See “Plan of Distribution” on page 14.

Use of Proceeds	We expect to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” on page 14.

Trading Symbol	OHGI

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment.

(1)
Unless otherwise stated, all information contained in this prospectus reflects an assumed public offering price of $4.69 per share, which was the last reported sale price of our Common Stock on The NASDAQ Capital Market on June 15, 2015.

Summary Financial Information

The following summary financial data for the fiscal years ended December 31, 2014 and 2013 and for the three months ended March 31, 2015 were derived from the consolidated financial statements. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. You should read the “Management’s Discussion and Analysis or Plan of Operation” beginning on page 34 of this prospectus and our financial statements and related notes included elsewhere in this prospectus.

Statement of Operations Data:  ((in thousands, except per share data)

	For the Years Ended December 31,		Three Months ended March 31,
	2014	2013	2015
Revenue	$5,122	$9,106	$745
Cost of revenue	2,252	2,453	573
Gross margin	2,870	6,653	172

Expenses:
General and administrative	4,933	6,706	1,085
Depreciation	146	166	20

Loss from operations	(2,209)	(219)	(933)

Other income and expense:
Interest expense	(16)	(25)	(90)
Interest expense-related party, net	36	(297)
Foreign exchange	8	(158)	85
Interest income	2	1	-
	30	(479)	(5)

Income (loss) from continuing operations before income taxes	(2,179)	(698)	(938)

Income taxes (recovery)	(210)	-	-
Net loss for the period	(1,969)	(698)	(938)

Loss attributable to non-controlling interest	(105)	(104)	(5)
Net Loss for the year attributable to One Horizon Group, Inc.	(1,864)	(594)	(933)

Less: Preferred dividends	(44)	-	(25)

Net Loss attributable to One Horizon Group, Inc. common stockholders	$(1,908)	$(594)	$(958)

Earnings per share
Basic net loss per share	$(0.06)	$(0.02)	$(0.03)
Diluted net loss per share	$(0.06)	$(0.02)	$(0.03)

Weighted average number of shares outstanding
Basic and diluted	32,981	31,661	33,281

Balance Sheet Data:

	December 31,		March 31,
	2014	2013	2015
Assets
Current assets:
Cash	$3,172	$2,070	$1,923
Accounts receivable, net	9,072	7,264	5,879
Other assets	576	139	584
Total current assets	12,820	9,473	8,386
Account receivable (net), net of current portion	-	-	3,116
Property and equipment, net	212	315	138
Intangible assets, net	10,960	12,760	11,004
Investment	19	23	18
Debt issue costs	395	-	362
Total assets	$24,406	$22,571	$23,024

Liabilities and Stockholders' Equity

Total current liabilities	1,697	5,366	906

Long-term liabilities
Long-term debt	108	184	-
Amount due to related parties	2,598	-	2,578
Convertible debenture	2,598	-	2,624
Deferred income taxes	235	445	235
Mandatorily redeemable preferred shares	90	90	90
Total liabilities	7,326	6,085	6,433

Stockholders' Equity
Total liabilities and stockholders' equity	$24,406	$22,571	$23,024

RISK FACTORS

 Not applicable

ITEM 4.  USE OF PROCEEDS

Unless indicated otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities by us for general corporate purposes. Pending such use, we may temporarily invest the proceeds or use them to reduce short-term indebtedness.

Additional information on the use of proceeds from the sale of the securities offered by this prospectus may be set forth in the applicable prospectus supplement.

We will not receive any proceeds from the resale of shares of our Common Stock by the selling stockholders.

ITEM 5. DETERMINATION OF OFFERING PRICE

The offering price of the securities may be determined by us or our sale agent from time to time in connection with the offering. We will provide offering price of securities in the supplements to this prospectus.

ITEM 6.  DILUTION

Our net tangible book value as of March 31, 2015 was $0.1401 per share of Common Stock. Net tangible book value per share of Common Stock is determined by dividing our tangible net worth, which is tangible assets less liabilities, by the total number of shares of our Common Stock outstanding. If we offer shares of our Common Stock, purchasers of our Common Stock in that offering may experience immediate dilution in net tangible book value per share. The prospectus supplement relating to an offering of shares of our Common Stock will set forth the information regarding any dilutive effect of that offering.

ITEM 7.  SELLING STOCKHOLDERS

Not Applicable

ITEM 8.  PLAN OF DISTRIBUTION

We may sell the securities from time to time in one or more transactions:

●	to purchasers directly;

●	to underwriters for public offering and sale by them;

●	in “at the market offerings” directly on the NASDAQ Capital Market, on any other existing trading market for our Common Stock or to through a market maker;

●	in negotiated transactions;

●	through agents;

●	through dealers; or

●	through a combination of any of the foregoing methods of sale.

We may distribute the securities from time to time in one or more transactions at:

●	a fixed price or prices, which may be changed;

●	market prices prevailing at the time of sale;

●	prices related to such prevailing market prices; or

●	negotiated prices.

     We may sell the securities directly to institutional investors or others. A prospectus supplement will describe the terms of any sale of the securities we are offering hereunder

By Underwriters

We may use an underwriter or underwriters in the offer or sale of our securities.

●	If we use an underwriter or underwriters, the offered securities will be acquired by the underwriters fortheir own account.

●
We will include the names of the specific managing underwriter or underwriters, as well as any otherunderwriters, and the terms of the transactions, including the compensation the underwriters anddealers will receive, in the prospectus supplement.

●	The underwriters will use this prospectus and the prospectus supplement to sell our securities.

We may also sell securities pursuant to one or more standby agreements with one or more underwriters in connection with the call, redemption or exchange of a specified class or series of any of our outstanding securities. In a standby agreement, the underwriter or underwriters would agree either:

●
to purchase from us up to the number of shares of Common Stock that would be issuable uponconversion or exchange of all the shares of the class or series of our securities at an agreed price pershare of Common Stock; or

●
to purchase from us up to a specified dollar amount of offered securities at an agreed price per offeredsecurity, which price may be fixed or may be established by formula or other method and which mayor may not relate to market prices of our Common Stock or any other outstanding security.

     The underwriter or underwriters would also agree, if applicable, to convert or exchange any securities of the class or series held or purchased by the underwriter or underwriters into or for our Common Stock or other security.

     The underwriter or underwriters may assist in the solicitation of conversions or exchanges by holders of the class or series of securities.

By Dealers

We may use a dealer to sell our securities.

●	If we use a dealer, we, as principal, will sell our securities to the dealer.

●	The dealer will then resell our securities to the public at varying prices that the dealer will determine atthe time it sells our securities.

●	We will include the name of the dealer and the terms of our transactions with the dealer in theprospectus supplement.

By Agents

We may designate agents to solicit offers to purchase our securities.

●	We will name any agent involved in offering or selling our securities and any commissions that wewill pay to the agent in the prospectus supplement.

●	Unless we indicate otherwise in the prospectus supplement, our agents will act on a best efforts basisfor the period of their appointment.

●	Our agents may be deemed to be underwriters under the Securities Act of any of our securities thatthey offer or sell.

By Delayed Delivery Contracts

     We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

●
If we use delayed delivery contracts, we will disclose that we are using them in the prospectussupplement and will tell you when we will demand payment and delivery of the securities under thedelayed delivery contracts.

●	These delayed delivery contracts will be subject only to the conditions that we set forth in theprospectus supplement.

●	We will indicate in the prospectus supplement the commission that underwriters and agents solicitingpurchases of our securities under delayed delivery contracts will be entitled to receive.

●
We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors, including our affiliates. We will describe the terms of our direct sales in the prospectus supplement. We may also sell our securities upon the exercise of rights which we may issue.

General Information

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive and any profit they make on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement. We may indemnify agents, underwriters, and dealers against certain civil liabilities, including liabilities under the Securities Act, or make contributions to payments they may be required to make relating to those liabilities. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

     Each series of securities offered by this prospectus may be a new issue of securities with no established trading market. Any underwriters to whom securities offered by this prospectus are sold by us for public offering and sale may make a market in the securities offered by this prospectus, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities offered by this prospectus.

     Representatives of the underwriters through whom our securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum.

     Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us and our subsidiaries in the ordinary course of business.

ITEM 9.  DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

We have 250,000,000 shares of authorized capital stock, consisting of 200 million shares of Common Stock, par value $0.0001, and 50 million shares of the Company’s Preferred Stock, par value $0.0001.

Common Stock

As of June 15, 2015, 32,933,209 shares of our Common Stock are issued and outstanding. Holders of Common Stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefore. See “Dividend Policy.” Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of Common Stock are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company. There are no conversion, redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

The Board is authorized, without further action by the shareholders, to issue, from time to time, up to 50 million shares of preferred stock in one or more classes or series. Similarly, the Board will be authorized to fix or alter the designations, powers, preferences, and the number of shares which constitute each such class or series of preferred stock. Such designations, powers or preferences may include, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share), redemption rights (including sinking fund provisions, if any), and liquidation preferences of any unissued shares or wholly unissued series of preferred stock.

Series A Preferred Stock

On July 21, 2014, the Company completed a private placement of 170,940 shares of Series A Preferred Stock that also included 100,000 Class B warrants convertible into Common Stock on a one-to-one basis at an exercise price of $4.00 per share.  The proceeds of the offering were $1,000,000 (the “July 2014 Private Placement”). As the date hereof, 170,940 shares of Series A Preferred Stock remain outstanding. Unless converted earlier, each share of Series A Preferred Stock will automatically convert on July 20, 2016, into Common Stock at a conversion price of $5.85 per share, subject to anti-dilution adjustments.  Subject to certain restrictions, at any time prior to July 20, 2016, holders of Series A Preferred Stock may elect to convert all or a portion of their shares into Common Stock at the conversion rate.

The holders of Series A Preferred Stock are entitled to receive cumulative dividends during a period of twenty-four (24) months from and after July 21, 2014. During that period for each outstanding share of Series A Preferred Stock, dividends shall be payable quarterly in cash, at the rate of 10% per annum on or before each ninety (90) day period following July 21, 2014, with the first payment date to occur promptly following the three month period following July 21, 2014, and continuing until the end of the dividend payment period. Following the expiration of the dividend payment period, the holders of Series A Preferred Stock shall not be entitled to any additional dividend payment or coupon rate.

Shares of Series A Preferred Stock are redeemable, at the option of the holders commencing any time after 12 months from and after the closing at a price equal to the original purchase price plus all accrued but unpaid dividends. In the event that the Company completes a financing of $10 million or greater prior to July 20, 2016, the Series A Preferred Stock will be redeemed at a price equal to the original purchase price plus all accrued but unpaid dividends.

Convertible Debenture

In connection with December 2014 Private Placement, we issued a Convertible Debenture that is convertible into 1,555,556 shares of Common Stock; the Convertible Debenture will, by its principal terms,

(a)	Carry a dividend at an annual rate of 8%, payable quarterly in arrears, in cash or shares of Common Stock, or a combination of cash and shares of Common Stock at the Investors’ option;

(b)	Mature on the thirty six (36) month anniversary of the Closing including principal and any unpaid interest (the “Maturity Date”)

(c)
Convertible at any time after the issuance until the Maturity Date into one (1) Share of Common Stock at an initial conversion price of $2.25 per share, subject to adjustment pursuant to the terms of the Convertible Debenture; and

(d)
Carry a prepayment clause pursuant to which we may repurchase any or all outstanding Convertible Debenture in cash for 120% of their face value on ten(10) business days’ notice at any time after the twelve (12) month anniversary of the Closing while the Investors have the right to convert their Convertible Debenture within five (5) business days after written notice of such prepayment.

The Common Stock Warrants

As of the date hereof, there are 2,811,642  Warrants issued and outstanding.

Class A Warrant

On February 18, 2013, the Company entered into a subscription agreement with a non-U.S. shareholder of the Company (the “Investor”), pursuant to which it sold an aggregate of 806,451 shares of the Company’s Common Stock for an aggregate consideration of $6,000,000 and Class A Warrant to purchase 403,225 shares of Common Stock at a price of $5.94 per share (the “February 2013 Private Placement”). In connection with July 2014 Private Placement, we reduced the exercise price of Class A Warrant from $5.94 per share to $4.25 per share and increased the amount of shares of Common Stock underlying  Class A Warrant from 403,225 to 1,209,675.  In addition, the expiration date of Class A warrants was extended an additional 12 months; and

Class B Warrant

In connection with July 2014 Private Placement, we issued 100,000 Class B Warrants.  Each Class B Warrant, by its principal terms,

(a)	entitles the holder to purchase one (1) share of Common Stock;

(b)	is exercisable at any time after consummation of the July 2014 Private Placement and shall expire on the date that is three (3) years following the original issuance date of the Series B Warrants;

(c)	is exercisable, in whole or in part, at an exercise price of $4.00 per share;

(d)	is exercised either for cash, or cashless subject to satisfaction of certain conditions set forth in the Class B Warrant; and

Class C Warrants

In connection with December 2014 Private Placement, we issued 1,617,780 Class C Warrant to purchase up to 404,445 shares of Common Stock to an investor and the placement agent.  Each Class C Warrant, by it principal terms,

(a)	Entitles the holder to purchase one forth (1/4) share of Common Stock;

(b)	Is exercisable at any time after the issuance and shall expire on the date that is four (4) years following the original issuance date of the Class C Warrants;

(c)	Is exercisable, in whole or in part, at an initial exercise price of $3.00 per share of Common Stock, subject to adjustment as set forth in the Class C Warrant; and,

(d)	Is exercised either for cash, or cashless subject to satisfaction of certain conditions set forth in the Class C Warrant; and .

Class D Warrants

In connection with December 2014 Private Placement, we issued 1,617,780 Class D Warrant to purchase up to 404,445 shares of Common Stock to an investor and the placement agent. Each Class D Warrant, by its principal terms,

(a)	Entitles the holder to purchase one forth (1/4) share of Common Stock;

(b)	Is exercisable at any time after the issuance and shall expire on the date that is four (4) years following the original issuance date of the Class D Warrants;

(c)	Is exercisable, in whole or in part, at an exercise price of $3.50 per share of Common Stock, subject to adjustment as set forth in the Class D Warrant; and,

(d)	Is exercised either for cash, or cashless subject to satisfaction of certain conditions set forth in the Class D Warrant; and

Performance Warrants

The Performance Warrants were issued  pursuant to December 2014 Private Placement and exercisable based on our annual reported subscriber numbers, twenty four (24) months after December 22, 2014, as is reflected in our 2014 Form 10-K.  After 24 months, if we fail to achieve 5.0 million subscribers 450,000 Performance Warrants should vest and become exercisable to purchase 450,000 shares of Common Stock. If we achieve subscriber  numbers between 5.0 million and 15.0 million, a pro rata number of Performance Warrants will vest based on 450,000 Performance Warrants for 5.0 million subscribers and 0 Performance Warrants for 15.0 million subscribers. If we achieve more than 15.0 million subscribers, no  Performance Warrants should vest and become exercisable.

Performance Warrants are issued at an exercise price of the daily value weighted average price for the Common Stock for the 30 trading day period ending the day prior the date the 2016 Form 10-K is reported.

The Placement Agent Warrants

In connection with December 2014 Private Placement, we issued 62,222 Placement Agent Warrant to purchase up to 62,222 shares of Common Stock to an investor and the placement agent. Each Class D Warrant, by its principal terms,

(a)	Entitles the holder to purchase one share of Common Stock;

(b)	Is exercisable at any time after the issuance and shall expire on the date that is four (4) years following the original issuance date of the Placement Agent Warrants;

(c)	Is exercisable, in whole or in part, at an exercise price of $2.25 per share of Common Stock, subject to adjustment as set forth in the Placement Agent Warrant; and,

(d)	Is exercised either for cash, or cashless subject to satisfaction of certain conditions set forth in the Placement Agent Warrant.

Registration Rights

Pursuant to the Registration Rights Agreement we entered into with the investor of December 2014 Private Placement, we agreed to register all of the shares of Common Stock underlying Warrants issued and issuable in connection with December 2014 Private Placement.

Transfer Agent

The transfer agent for our Common Stock and preferred stock is Nevada Agency and Transfer Company 50 West Liberty Street, Suite 880, Reno NV 89501, Tel: 775-322-0626

Warrants To Be Offered

We may issue warrants to purchase Common Stock. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue each series of warrants under a separate warrant agreement between us and a warrant agent that we will name in the prospectus supplement. We will describe additional terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement.

General

     If warrants are offered, the prospectus supplement relating to a series of warrants will include the specific terms of the warrants, including:

●	the offering price;

●	the title of the warrants;

●	the aggregate number of warrants offered;

●	the dates or periods during which the warrants can be exercised;

●	the number of warrants outstanding;

●	whether the warrants will be issued in individual certificates to holders or in the form of globalsecurities held by a depositary on behalf of holders;

●	the designation and terms of any securities with which the warrants are issued;

●	if the warrants are issued as a unit with another security, the date, if any, on and after which thewarrants and the other security will be separately transferable;

●	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or compositecurrency in which the exercise price is denominated;

●	any terms, procedures and limitations relating to the transferability, exchange or exercise of thewarrants;

●	any rights of the warrant holders to the underlying security prior to the exercise of the warrant;

●	any special tax implications of the warrants or their exercise;

●	any antidilution provisions of the warrants;

●	any provisions for changes to or adjustments in the exercise price of the warrants;

●	any redemption or call provisions applicable to the warrants; and

●	any other terms of the warrants.

Units To Be Offered

We may issue units comprised of our Common Stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The prospectus supplement may describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any provisions of the governing unit agreement that differ from those described below; and

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

     The provisions described in this section, as well as those described under “Description of Capital Stock” and “Description of Warrants” will apply to each unit and to any Common Stock or warrant included in each unit, respectively.

Item 10.  Interest of Named Experts and Counsel

Legal Matters

Certain legal matters with respect to the shares of Common Stock, warrants and units offered hereby will be passed upon for us by Hunter Taubman  Fischer LLC, 1450 Broadway, 26th Floor, New York, New York 10018 .

Experts

The audited consolidated financial statements of One Horizon Group, Inc. and subsidiaries included herein and elsewhere in the registration statement have been audited by Peterson Sullivan LLP., independent registered public accounting firm, for the periods and to the extent set forth in their Report appearing herein and elsewhere in the registration statement. Such financial statements have been so included in reliance upon the report of such firm given upon the firm’s authority as experts in accounting and auditing.

Item 11.  Material Changes

None

FOR ADDITIONAL INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. For further information with respect to the Company, you may read and copy its reports, proxy statements and other information, at the SEC public reference rooms at 100 F. Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330  for more information about the operation of the public reference rooms. The Company’s SEC filings are also available at the SEC’s web site at  http://www.sec.gov .

Copies of Company’s Annual Reports on Form 10K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are all available at our website ( http://www.onehorizongroup.com/ )  free of charge, within a week after we file same with the SEC or by sending a request for a paper copy to our outside securities counsel: Hunter Taubman Fischer, LLC 1450 Broadway, New York, NY 10018.

ITEM 12.  Incorporation Of Certain Information By Reference

The SEC allows us to “incorporate by reference” information that we file with the SEC into this prospectus, which means we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be part of this prospectus from the date on which we file that document. Any reports filed by us with the SEC (i) on or after the date of filing of the registration statement and (ii) on or after the date of this prospectus and before the termination of the offering of the securities by means of this prospectus will automatically update and, where applicable, supersede information contained in this prospectus or incorporated by reference into this prospectus. We incorporate by reference the following documents:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

●	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015;

●
our Current Reports on Form 8-K filed on May 28, May 27, May 13, February 5, January 23, 2015, December 29, December 17, October 8, August 20, August 18, July 29, July 25, July 21, July 2, June 13, April 22, April 8, February 27, February 18, January 14, January 13, January 7, 2014;

●
all documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering of the securities offered hereby.

You may get copies of any of the documents incorporated by reference (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing or calling the investor relations department at the following address:

One Horizon Group, Inc.
T1-017 Tierney Building, University of Limerick
Limerick, Ireland

For purposes of the registration statement of which this prospectus is a part, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement of which this prospectus is a part.

 WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC and filed a registration statement on Form S-3 under the Securities Act of 1933 as amended (the “Securities Act”) relating to the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement and its exhibits.

You may read and copy the registration statement and any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also review our filings by accessing the website maintained by the SEC at http://www.sec.gov. The site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition, to the foregoing, we maintain a web site at www.bofiholding.com. Our website content is made available for informational purposes only. It should neither be relied upon for investment purposes nor is it incorporated by reference into this prospectus. We make available on our Internet web site copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such document as soon as practicable after we electronically file such material with or furnish such documents to the SEC.

Item 13.  DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses we expect to incur in connection with the sale of the shares being registered. All such expenses are estimated except for the SEC and FINRA registration fees.

SEC registration fee	$1153.82
Fees and expenses of counsel for the Company	$50,000.00
Fees and expenses of accountants for Company	$500.00
Miscellaneous	$1,500.00
Total	$53,153.852

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws permits us to indemnify our officers and directors by law in connection with any proceeding occurred on or after January 27, 1987 arising by reason of the fact any person is or was our officer or director against any expenses and any liability actually and in good faith paid or incurred by such person in connection with such proceeding. Notwithstanding this indemnity, a director shall be liable to the extent provided by law for any liability incurred by him by his own fraud or willful default.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit Number	Title of Document	Location

Item 2	Plan of Acquisition, Reorganization Arrangement, Liquidation, or Succession

2.1	Stock Purchase Agreement between Mobiclear Inc. and Whitefields Capital Limited entered November 12, 2009	Incorporated by reference from the Current Report on Form 8-K filed November 17, 2009

2.2	Stock Purchase Agreement between Intelligent Communication Enterprise Corporation and Whitefields Capital Limited entered January 20, 2010	Incorporated by reference from the Current Report on Form 8-K filed January 25, 2010

2.3	Sale and Purchase Agreement between Intelligent Communication Enterprise Corporation and Power Centre Holdings Limited dated June 11, 2010	Incorporated by reference from the Current Report on Form 8-K filed June 17, 2010

2.4	Agreement of Securities Exchange and Plan of Reorganization between Intelligent Communication Enterprise Corporation and One Horizon Group PLC	Incorporated by reference from the Current Report on Form 8-K filed December 6, 2012

Item 3	Articles of Incorporation and Bylaws

3.1	Amended and Restated Articles of Incorporation of BICO, Inc. as filed with the Secretary of State of the Commonwealth of Pennsylvania	Incorporated by reference from the Current Report on Form 8-K filed November 12, 2004

3.2	Certificate of Designation of Series M Preferred Stock as filed with the Secretary of State of the Commonwealth of Pennsylvania	Incorporated by reference from the Current Report on Form 8-K filed November 12, 2004

3.3	Joint Second Amended Plan of Reorganization dated August 3, 2004	Incorporated by reference from the Current Report on Form 8-K filed November 12, 2004

3.4	Order Approving Joint Second Amended Plan of Reorganization dated October 14, 2004	Incorporated by reference from the Current Report on Form 8-K filed November 12, 2004

3.5	Amended and Restated Certificate of Designation for Series M Preferred	Incorporated by reference from the Current Report on Form 8-K filed April 4, 2005

3.6	By-Laws of MobiClear Inc. as amended on October 13, 2006	Incorporated by reference from the Annual Report on Form 10-KSB for the year ended December 31, 2006, filed April 2, 2007

3.7	Amendment to Articles of Incorporation as filed with the Secretary of State of the Commonwealth of Pennsylvania	Incorporated by reference from the Current Report on Form 8-K filed December 6, 2006

3.8	Amendment to Articles of Incorporation as filed with Pennsylvania Department of State Corporate Bureau	Incorporated by reference from the Current Report on Form 8-K filed July 2, 2008

3.9	Amendment to Articles of Incorporation as filed September 22, 2009, with the Pennsylvania Department of State Corporate Bureau	Incorporated by reference from the Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2009, filed October 29, 2009

3.10	Amendment to Articles of Incorporation as filed November 30, 2009, with the Pennsylvania Department of State Corporate Bureau	Incorporated by reference from the Current Report on Form 8-K filed December 30, 2009

3.11	Amendment to Articles of Incorporation as filed December 27, 2012, with the Pennsylvania Department of State Corporate Bureau	Filed as part of this reportin Incorporated by reference from the Current Report on Form 10-KT filed on May 13, 20 Incorporated by reference from the Current Report on Form 10-K filed on May 13, 2013

3.12	Certificate of Designation of Series A Preferred Stock filed with Nevada	In cIncorporated by reference from the Current Report on Form 8-K filed on July 25, 2014

Item 4	Instruments Defining the Rights of Security Holders, Including Debentures

4.1	Specimen stock certificate	Incorporated by reference from the Current Report on Form 10-KT filed on May 13, 2013

Item 5	Opinion re Legality

5.1	Legal Opinion of Hunter Taubman Fischer, LLP

Item 10	Material Contracts

10.1	Loan Agreement dated January 22, 2013 between the Company and Mark White	Incorporated by reference to the Quarterly Report on Form 10-Q/A filed on May 30, 2013

10.2	Loan Agreement dated January 22, 2013 between the Company and Brian Collins	Incorporated by reference to the Quarterly Report on Form 10-Q/A filed on May 30, 2013

10.3	Subscription Agreement, as amended, dated as of February 18, 2013, between the Company and Patrick Schildknecht	Incorporated by reference to the Quarterly Report on Form 10-Q/A filed on May 30, 2013

10.4	Warrant Agreement, dated as of February 18, 2013, between the Company and Patrick Schildknecht	Incorporated by reference from the Current Report on Form 10-8K filed September 5, 2013

10.5	Amended and Restated Subscription Agreement, dated as of August 30, 2013, between the Company and Patrick Schildknecht	Incorporated by reference from the Current Report on Form 10-8K filed September 5, 2013

10.6	Amended and Restated Warrant Agreement, dated as of August 30, 2013, between the Company and Patrick Schildknecht	Incorporated by reference from the Current Report on Form 8-K filed September 5, 2013

10.7	Acquisition Agreement with Clarita Ablazo Jeffery dated December 31, 2012	Incorporated by reference from the Current Report on Form 10-KT filed on May 13, 2013

10.8	Agreement Of Securities Exchange And Plan Of Reorganization Between Intelligent	Incorporated by reference from the Current Report on Form 8-K filed December 6, 2012

10.9	Securities Purchase Agreement dated July 21, 2014	Incorporated by reference from the Current Report on Form 8-K filed on July 25, 2014

10.10	Form of Class B Warrant	Incorporated by reference from the Current Report on Form 8-K filed on July 25, 2014

10.11	Form of Class A Warrant	Incorporated by reference from the Current Report on Form 8-K filed on July 25, 2014

10.12	Amendment to Certain Transaction Documents dated August 15, 2014	Incorporated by reference from the Current Report on Form 8-K filed on August 8, 2014

10.13	Securities Purchase Agreement dated December 22, 2014	Incorporated by reference from the Current Report on Form 8-K filed on December 29, 2014

10.14	Form of Convertible Debenture	Incorporated by reference from the Current Report on Form 8-K filed on December 29, 2014

10.15	Registration Rights Agreement dated December 22, 2014	Incorporated by reference from the Current Report on Form 8-K filed on December 29, 2014

10.16	Form of Amended and Restated Class C Warrant	Incorporated by reference from the Current Report on Form 8-K filed on January 23, 2015

10.17	Form of Amended and Restated Class D Warrant	Incorporated by reference from the Current Report on Form 8-K filed on January 23, 2015

10.18	Form of Amended and Restated Performance Warrant	Incorporated by reference from the Current Report on Form 8-K filed on January 23, 2015

10.19	Form of Amended and Restated Placement Agent Warrant	Incorporated by reference from the Current Report on Form 8-K filed on January 23, 2015

10.20	Form of Independent Director Agreement between the Company and Richard Vos/Nicholas Carpinello/Robert Law	Incorporated by reference from the Current Report on Form 8-K filed August 22, 2013

10.21	Director Agreement between the Company and Robert Vogler dated January 8, 2014	Incorporated by reference from the Current Report on Form 8-K filed January 13, 2014

10.23	Indemnification Agreement between the Company and Brian Collins	Incorporated by reference from the Annaul Report on Form 10-K filed April 1, 2015

10.24	Indemnification Agreement between the Company and Martin Ward dated	Incorporated by reference from the Annaul Report on Form 10-K filed April 1, 2015

Item 14.	Code of Ethics

14.1	Policy Statement on Business Ethics and Conflicts of Interest	Incorporated by reference from the Annual Report on Form 10-KSB for the year ended December 31, 2004, filed May 23, 2005

14.2	Insider Trading Policy	Filed as part of this report

Item 21.	Subsidiaries of the Registrant

21.1	Schedule of Subsidiaries	Incorporated by reference from the Current Report on Form 10-KT filed on May 13, 2013

Item 23.	Consent of Experts and Counsel

23.1	Consent from Hunter Taubman Fischer LLP	Included in Exhibit 5.1 hereto

23.2	Consent of Peterson Sullivan LLP	Filed as a part of this filing

Item 31.	Rule 13a-14(a)/15d-14(a) Certifications

31.1	Certification of Principal Executive Officer Pursuant to Rule 13a-14	Incorporated by reference from the Current Report on Form 10-KT filed on May 13, 2013

31.2	Certification of Principal Financial Officer Pursuant to Rule 13a-14	Incorporated by reference from the Current Report on Form 10-KT filed on May 13, 2013

Item 32.	Section 1350 Certifications

32.1	Certification of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002	Incorporated by reference from the Current Report on Form 10-KT filed on May 13, 2013

32.2	Certification of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002	Incorporated by reference from the Current Report on Form 10-KT filed on May 13, 2013

ITEM 17.  UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(j)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has and authorized to this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, on  June 18, 2015.

ONE HORIZON GROUP, INC.

By:	/s/ Brian Collins
Brian Collins
President and Chief Executive Officer

By:	/s/ Martin Ward
Martin Ward,
Chief Financial Officer, Principal
Finance and Accounting Officer and Director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Brian Collins	President, Chief Executive Officer, and Director	June 18, 2015
Brian Collins

/s/ Martin Ward	Chief Financial Officer, Principal Finance and Accounting Officer and Director	June 18, 2015
Martin Ward

/s/ Richard Vos	Director	June 18, 2015
Richard Vos

/s/ Nicholas Carpinello	Director	June 18, 2015
Nicholas Carpinello

/s/ Robert Vogler	Director	June 18, 2015
Robert Vogler

/s/ Robert Law	Director	June 18, 2015
Robert Law